EXHIBIT 99.1

Commonwealth Bankshares, Inc., Norfolk, VA, Announces Sale of Non-Performing Loans and Purchase of Performing Residential Mortgage Loans

NORFOLK, Va., Aug. 31, 2010 (GLOBE NEWSWIRE) -- Commonwealth Bankshares, Inc., (Nasdaq:CWBS) (the "Company") announced today that on August 25, 2010, Bank of the Commonwealth (the "Bank"), a wholly-owned subsidiary of the Company, entered into and closed an Asset Purchase and Sale Agreement with Monterey I Holdings, LLC ("Monterey") pursuant to which the Bank sold non-performing commercial and construction and development loans, without recourse, for $19.2 million, with no loss to the Bank.

In addition, on the same day, the Bank entered into and closed a Purchase and Sale Agreement with Monterey pursuant to which the Bank purchased a pool of performing residential mortgage home equity loans, without recourse, for the estimated fair value of $71.3 million. The pool of loans purchased has a book value of $73.3 million. As part of this loan purchase, Monterey also paid the Bank $2.9 million, representing 4% of the loan pool, as a non-refundable reserve for any future losses on the pool of loans.

"During 2010 we have continued to pursue our strategy to reduce non-performing assets and return our institution to profitability. On August 25, 2010 our bank successfully closed on a transaction for the sale of non-performing commercial and construction and development loans, without any loss.  In addition, the purchase of quality, seasoned performing mortgage home equity loans combined with the reduction of non-performing loans should improve our income," said Edward J. Woodard, Jr., CLBB, President and Chief Executive Officer.

About Commonwealth Bankshares

Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has 21 bank branches strategically located throughout the Hampton Roads and Eastern North Carolina regions and an extensive ATM network for added convenience. The Company continues to grow and develop new services and at the same time, maintains its longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary Bank of the Commonwealth Mortgage, and access to investment related services through its subsidiary Commonwealth Financial Advisors, LLC.* Additional information about the Company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

* Securities offered through Infinex Investments, Inc., member FINRA and SIPC. Not insured by FDIC or any Federal Government Agency. May Lose Value. Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth.

This press release contains forward-looking statements, including statements about our anticipated future performance and results of operations. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions also identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; the impact of future levels of loan charge-offs; changes in banking regulations and accounting principles, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

CONTACT:  Commonwealth Bankshares, Inc.
          Edward J. Woodard, Jr., CLBB, President and
           Chief Executive Officer
          (757) 446-6904
          ewoodard@bocmail.net
          http://bankofthecommonwealth.com
          P.O. Box 1177,
          Norfolk, Virginia 23501